EXHIBIT 10.2

Confidential

Execution Copy

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

Pilot Collaboration and Option Agreement

This pilot collaboration and option agreement is entered into as of the Effective Date (as defined below) by and between Hoffmann-La Roche Inc., with an office and place of business at 150 Clove Road, Suite 8, Little Falls, New Jersey 07424, U.S.A. ("Roche US") and F. Hoffmann-La Roche Ltd, located at Grenzacherstrasse 124, 4070 Basel, Switzerland ("Roche Basel", Roche Basel and Roche US together referred to as “Roche”), on the one hand, and Synlogic Operating Company, Inc., located at 301 Binney St., Suite 402, Cambridge, MA 02142 (hereafter referred to as “Synlogic”), on the other hand.

WHEREAS, Synlogic has expertise and capabilities to discover and to develop clinical drug candidates using [***]; and

WHEREAS, Roche has expertise and capabilities in the discovery, development and commercialization of innovative therapeutics in inflammatory bowel diseases; and

WHEREAS, the Parties are interested to enter into a pilot collaboration and option agreement to research and pre-clinically develop potential novel [***] inflammatory bowel diseases, as further outlined herein; and

WHEREAS, Roche may elect to commence negotiations for a definitive collaboration and license agreement based on the license term sheet attached to this pilot collaboration agreement and as further outlined herein.

NOW THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

1	Definitions

As used in this Agreement, the following terms, whether used in the singular or plural, shall have the following meanings:

1.1	Accounting Standards

The term “Accounting Standards” shall mean, with respect to a Party or its Affiliate, GAAP or IFRS, as such Party or its Affiliate uses for its financial reporting obligations, in each case, consistently applied.

1.2	Acquirer

The term “Acquirer” shall mean, with respect to a Party, the person or entity, or group of persons or entities, that is the acquirer of, or a successor to, a Party in connection with a Change of Control, together with Affiliates of such persons or entities that are not Affiliates of such Party immediately prior to the completion of such Change of Control of such Party.

1.3	Affiliate

The term “Affiliate” shall mean any individual, corporation, association or other business entity that directly or indirectly controls, is controlled by, or is under common control with an individual, corporation, association or other business entity in question. As used in this definition of “Affiliate,” the term “control” shall mean the direct or indirect ownership of more than fifty percent (>50%) of the stock having the right to vote for directors thereof or the ability to otherwise control the management of the corporation, association or other business entity whether through the ownership of voting securities, by contract, resolution, regulation or otherwise. Anything to the contrary in this paragraph notwithstanding, Chugai Pharmaceutical Co., Ltd, a Japanese corporation (“Chugai”) and/or its subsidiaries (if any) shall not be deemed as Affiliates of Roche unless Roche provides written notice to Synlogic of its desire to include Chugai and/or its respective subsidiaries (as applicable) as Affiliate(s) of Roche.

1.4	Agreement

The term “Agreement” shall mean this document including any and all appendices and amendments to it as may be added and/or amended from time to time in accordance with the provisions of this Agreement.

1.5	Applicable Law

The term “Applicable Law” shall mean all applicable laws, statutes, rules, regulations and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, agency or other body, domestic or foreign, including any applicable rules, regulations, guidelines, or other requirements of the Regulatory Authorities that may be in effect from time to time, including the United States Federal Food, Drug, and Cosmetic Act, as amended, GCP, GLP and GMP, anti-bribery laws, such as the United States Anti-Kickback Statute, Foreign Corrupt Practices Act and UK Bribery Act, as well as all applicable data protection and privacy laws, rules and regulations, including the United States Department of Health and Human Services privacy rules under the Health Insurance Portability and Accountability Act, as amended, and the Health Information Technology for Economic and Clinical Health Act and the EU General Data Protection Regulation 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC, along with other country-level data protection laws, as may be applicable.

1.6	Change of Control

The term “Change of Control” shall mean, with respect to a Party: (a) the acquisition by any Third Party, together with its Affiliates, if applicable, of beneficial ownership of fifty percent (50%) or more of the then outstanding equity securities or combined voting power of such Party, other than acquisitions by employee benefit plans sponsored or maintained by such Party; (b) the consummation of a business combination involving such Party with a Third Party, unless, following such business combination, the stockholders of such Party immediately prior to such business combination beneficially own directly or indirectly more than fifty percent (50%) of the then outstanding securities or combined voting power of the surviving entity or the parent of the surviving entity immediately after such business combination; or (c) the sale of all or substantially all of such Party’s and its Affiliates’, if applicable, assets or business relating to the subject matter of this Agreement.

1.7	CLA

The term “CLA” shall mean the collaboration and license agreement between the Parties for which Roche may elect to commence negotiations in accordance with Article 2.11.

1.8	Commercially Reasonable Efforts

The term “Commercially Reasonable Efforts” shall mean such level of efforts consistent with the efforts Roche or Synlogic, as applicable, devotes at the same stage of research, development or commercialization, as applicable, for its own internally discovered or developed pharmaceutical products in a similar area with similar market potential, at a similar stage of their product life taking into account the existence of other competitive products in the market place or under research or development, the proprietary position of the product, the regulatory structure involved, the anticipated profitability of the product and other relevant factors. It is understood that such product potential may change from time to time based upon changing scientific, business, marketing, and return on investment considerations.

1.9	Competitive Product

The term “Competitive Product” shall mean any compound or product that specifically regulates, through activation of or agonizing, the Target. For clarity, a Product Candidate is a Competitive Product.

1.10	Confidential Information

The term “Confidential Information” shall mean any and all information, data or know-how (including Know-How), whether technical or non-technical, oral or written, that is disclosed by one Party or its Affiliates (“Disclosing Party”) to the other Party or its Affiliates (“Receiving Party”). Confidential Information shall not include any information, data or know-how that:

(i)

was generally available to the public at the time of disclosure, or becomes available to the public after disclosure by the Disclosing Party other than through fault (whether by action or inaction) of the Receiving Party or its Affiliates,

(ii)	can be evidenced by written records to have been already known to the Receiving Party or its Affiliates prior to its receipt from the Disclosing Party,
(iii)	is obtained by the Receiving Party or its Affiliates at any time lawfully from a Third Party under circumstances permitting its use or disclosure,
(iv)	is developed independently by the Receiving Party or its Affiliates other than through knowledge of Confidential Information as evidenced by written records, or

(v)is approved in writing by the Disclosing Party for release by the Receiving Party.

The terms of this Agreement shall be considered Confidential Information of the Parties.

1.11	Control

The term “Control” shall mean (as an adjective or as a verb including conjugations and variations such as “Controls” “Controlled” or “Controlling”) (a) with respect to Patent Rights and/or Know-How (including a Party’s interest in any jointly-owned Patent Right or Know-How), the possession by a Party of the ability to grant an assignment, a license or sublicense, as applicable, of such Patent Rights and/or Know-How (other than pursuant to this Agreement) without violating the terms of any agreement or arrangement between such Party and any other party and (b) with respect to proprietary materials, the possession by a Party of the ability to supply such proprietary materials to the other Party as provided herein without violating the terms of any agreement or arrangement between such Party and any other party, in each case, (a) and (b), without being obligated to pay any royalties or other consideration therefor to any Third Parties.

1.12	Deliverables

The term “Deliverables” shall mean the deliverables as defined in the Study Plan and all data packages, reports, data, samples, or other materials generated under the Study Plan.

1.13	[***].

1.14	Effective Date

The term “Effective Date” shall mean the date of the last signature on this Agreement.

1.15	[***].

1.16	[***].

1.17	[***].

1.18	Executive Officer

The term “Executive Officer” shall mean with regard to Synlogic, the chief executive officer, or his or her designee, and with regard to Roche, the head of Pharma Partnering Alliance Management, or his or her designee.

1.19	Expert

The term “Expert” shall mean a person with [***]. Such person shall be fluent in the English language.

1.20	Force Majeure Event

The term “Force Majeure Event” shall mean an event beyond the reasonable control of the affected Party not caused by the fault or negligence of such Party, such as an embargo, war, act of war (whether war be declared or not), act of terrorism, insurrection, riot, civil commotion, strike, lockout or other labor disturbance, fire, flood, earthquake, epidemic, pandemic or other act of God or act, omission or delay in acting by any governmental authority.

1.21	FTE

The term “FTE” shall mean [***], which number of hours will be pro-rated based on the number of days when used for periods of less than [***] months, devoted to or in support of research or development activities under the Rescue Plan that is carried out by one or more qualified scientific or technical employees (excluding Third Party contractors) of a Party or its Affiliates, as applicable. Notwithstanding the foregoing, the time of a single individual will not account for more than one (1) FTE for a given Calendar Year (or applicable pro-rata portion of an FTE during any Calendar Quarter or other period of less than a Calendar Year).

1.22	FTE Costs

The term “FTE Costs” shall mean, for any period, the FTE Rate multiplied by the number of FTEs who perform a specified activity under this Agreement. FTEs will be pro-rated on a daily basis if necessary.

1.23	FTE Rate

The term “FTE Rate” shall mean, with respect to research or development activities under the Rescue Plan, $[***] per FTE. The FTE Rate includes (a) all wages and salaries, employee benefits, bonus, travel and entertainment, supplies and other direct expenses and (b) indirect allocations, including all general and administrative expenses, human resources, finance, occupancy and depreciation, in each case ((a) and (b)), expended in connection with relevant activities.

1.24	GAAP

The term “GAAP” shall mean United States generally accepted accounting principles, consistently applied.

1.25	GCP

The term “GCP” shall mean good clinical practices, which are the then-current standards for Clinical Trials for pharmaceuticals, as set forth in the FD&C Act, ICH Guideline Q7A, or other Applicable Law, and such standards of good clinical practice as are required by the Regulatory Authorities of the European Union and other organizations and governmental authorities in countries for which the applicable Product Candidate or Product is intended to be developed, to the extent such standards are not less stringent than United States standards or ICH Guidelines.

1.26	GLP

The term “GLP” shall mean the then-current good laboratory practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58, or the successor thereto, or comparable regulatory standards in jurisdictions outside of the United States as they may be updated from time to time, to the extent such standards are not less stringent than United States standards.

1.27	GMP

The term “GMP” shall mean the then-current Good Manufacturing Practices as specified in Applicable Law, including the United States Code of Federal Regulations, ICH Guideline Q7A, or equivalent laws, rules or regulations of an applicable Regulatory Authority at the time of manufacture.

1.28	Governmental Authority

The term “Governmental Authority” shall mean any applicable government authority, court, council, tribunal, arbitrator, agency, department, bureau, branch, office, legislative body, commission or other instrumentality of (a) any government of any country or territory, (b) any nation, state, province, county, city, or other political subdivision thereof, or (c) any supranational body.

1.29	Insolvency Event

The term “Insolvency Event” shall mean circumstances under which a Party (i) has a receiver or similar officer appointed over all or a material part of its assets or undertaking; (ii) passes a resolution for winding-up (other than a winding-up for the purpose of, or in connection with, any solvent amalgamation or reconstruction) or a court makes an order to that effect or a court makes an order for administration (or any equivalent order in any jurisdiction); (iii) enters into any composition or arrangement with its creditors (other than relating to a solvent restructuring); (iv) ceases to carry on business; or (v) is unable to pay its debts as they become due in the ordinary course of business.

1.30	IFRS

The term “IFRS” shall mean International Financial Reporting Standards.

1.31	JOT

The term “JOT” shall mean the joint operation team described in Section 3.2.

1.32	JRC

The term “JRC” shall mean the joint research committee described in Section 3.1.

1.33	Know-How

The term “Know-How” shall mean any inventions, discoveries, data, knowledge, information and materials, including samples, chemical manufacturing data, toxicological data, pharmacological data, preclinical and clinical data, results, formulas, trade secrets, techniques, methods, processes, procedures, technology, practices, chemical structures, nucleic and amino acid sequences, assays, platforms, formulations, specifications and quality control testing data.

1.34	Material Delay

The term “Material Delay” shall mean any unanticipated delay of greater than [***] consecutive days in the timeline for a Party to conduct its respective activities under the Rescue Plan or Study Plan for Part B2, including but not limited to (i) non-scientific events, including for example, a Force Majeure Event, or (ii) scientific events independent of the performance of Product Candidate features, but which materially impacts the ability to assess the data package for Part B2, including for example, failure of the positive/negative control to work as expected or failure of the experimental model.

1.35	Materials

The term “Materials” means all biological materials, chemical compounds and other materials provided by such Party to the other Party for use by the other Party to conduct activities pursuant to this Agreement.

1.36	Out-of-Pocket Costs

The term “Out-of-Pocket Costs” means, with respect to a Party, costs and expenses paid by such Party or its Affiliates to Third Parties (or payable to Third Parties and accrued in accordance with Accounting Standards), other than employees of such Party or its Affiliates.

1.37	Patent Rights

The term “Patent Rights” shall mean all rights under any patent or patent application, in any country worldwide, including any provisional, non-provisional, substitution renewal, divisional, continuation or continuation-in-part and all patents granted thereon, and all reissues, re-examinations, extensions, confirmations, revalidations, registrations and patents of addition thereof, including patent term extensions and supplementary protection certificates, international patent applications filed under the Patent Cooperation Treaty (PCT) and any foreign equivalents to any of the foregoing.

1.38	Party

The term “Party” shall mean Synlogic or Roche, as the case may be, and “Parties” shall mean Synlogic and Roche collectively.

1.39	Product Candidate

The term “Product Candidate” shall mean [***].

1.40	Product

The term “Product” shall mean any product, including any combination product, containing a Product Candidate as an active ingredient regardless of their finished form, formulation or dosage.

1.41	Regulatory Authority

The term “Regulatory Authority” shall mean, with respect to a given country, any national (e.g., the FDA), supra-national (e.g., the European Commission, the Council of the European Union, or the EMA), regional, state or local regulatory agency, department, bureau, board, commission, council or other Governmental Authority that holds responsibility for development, commercialization or manufacturing of, and the granting of marketing approval for a pharmaceutical product in such country or region.

1.42	Rescue Plan Costs

The term Rescue Plan Costs” shall mean FTE Costs and Out-of-Pocket Costs incurred by or on behalf of a Party or its Affiliates in the conduct of research and development activities in accordance with any Rescue Plan.

1.43	Synlogic Platform Technology

The term “Synlogic Platform Technology” shall mean [***].

1.44	Synthetic Biotic Medicines

The term “Synthetic Biotic Medicines” shall mean [***].

1.45	Target

The term “Target” shall mean [***].

1.46	Third Party

The term “Third Party” shall mean a person or entity other than (i) Synlogic or any of its Affiliates or (ii) Roche or any of its Affiliates.

1.47	Additional Definitions

Each of the following definitions is set forth in the Section of this Agreement indicated below:

Definition	Section
Alliance Director	3.4
Acquired Party	7.2
Auditing Party	5.5.1
Audited Party	5.5.1
Breaching Party	12.2.1
Chairperson	3.1.2
CLA Term Sheet	2.11
Collaboration Know-How	9.1.2
Collaboration Patent Rights	9.1.2
Collaboration Technology	9.1.2
Development Budget	5.2.1
Disclosing Party	1.11
Expert Committee	3.3
Filing Party	6.2
ICC	13.11
Indemnified Party	11.3
Indemnifying Party	11.3
Losses	11.1
Members	3.1.2
Non-Breaching Party	12.2.1

Non-Filing Party	6.2
Non-Publishing Party	6.4
Option Exercise Deadline	4
Option Right	4
Other Acquired Program	8
Part	2.1
Part A Payment Trigger Date	2.7.2
Part B1 Payment Trigger Date	2.7.2
Part B2 Payment Trigger Date	2.7.2
Payment Trigger Dates	2.7.2
Peremptory Notice Period	12.2.1
Pilot Collaboration	2.1
Provision Date	2.7.1
Publishing Party	6.4
Receiving Party	1.11
Re-Negotiation Period	2.10
Re-Negotiation Request	2.10
Representatives	6.1
Rescue Plan	2.8
Rescue Plan Decision Period	2.8
Roche Indemnitees	11.1
Sensitive Information	7
Sharing Date	6.3
Study Plan	2.2
Success Criteria	2.2
Success Criteria Failure Expiration	2.8
Synlogic Acquisition	7.3
Synlogic Acquisition Program	7.3
Synlogic COC Program	7.2
Synlogic Indemnitees	11.2
Third Party Acquisition	8
Third Party Claims	11.1

2	Conduct of the Pilot Collaboration

2.1	Scope

The goals of the collaboration under this Agreement (“Pilot Collaboration”) are for the Parties to research and pre-clinically develop Product Candidates by [***]. The Pilot Collaboration is divided into three parts, which shall each be defined in the Study Plan: “Part A”, “Part B1” and “Part B2” (each a “Part”).

2.2	Study Plan

The detailed study plan for the Pilot Collaboration is attached hereto as Appendix 1 (“Study Plan”). The Parties will conduct the Pilot Collaboration in accordance with the Study Plan with oversight by the JRC. Subject to Section 3.1.4 (g), the Study Plan may only be modified by written agreement of the Parties; provided that the Study Plan shall at all times set forth (a) the three Parts of the Pilot Collaboration and a list of defined success criteria (“Success Criteria”) for each Part, (b) the work to be performed by Synlogic and/or Roche, (c) the Material(s) to be provided by Roche to Synlogic and by Synlogic to Roche, respectively,  (d) the expected Deliverables, including data packages, to be provided by each Party during the Pilot Collaboration.

2.3	Transfer of Materials

To facilitate the conduct of activities under the Study Plan (and Rescue Plan, as applicable), each Party will provide such Materials specified in the Study Plan (and Rescue Plan, as applicable) to the other Party in reasonable quantities to permit such other Party to conduct its respective activities under the Study Plan (and Rescue Plan, as applicable). All Materials transferred pursuant to this Section 2.3: (a) will be provided according to DAP (address of the receiving Party) Incoterms® 2020, (b) will remain the sole property of the supplying Party, (c) will be used only in the fulfilment of the receiving Party’s obligations or exercise of rights under this Agreement, (d) will remain solely under the control of the receiving Party, (e) will not be used or delivered by the receiving Party to or for the benefit of any Third Party (other than a subcontractor permitted in accordance with Section 8.3) without the prior written consent of the supplying Party, and (f) will not be used in research or testing involving human subjects, unless expressly agreed in writing. The receiving Party will use the Materials in compliance with Applicable Laws and the terms and conditions of this Agreement, and will not reverse engineer or chemically analyse such Materials, except as specified in the Study Plan or Rescue Plan. All Materials supplied under this Section 2.3 that are not Deliverables are supplied “as is”, with no warranties of fitness for a particular purpose and must be used with prudence and appropriate caution in any experimental work, as not all of their characteristics may be known.

2.4	Diligent Efforts

Roche and Synlogic shall each use Commercially Reasonable Efforts to perform their respective tasks and obligations in conducting all activities ascribed to it in the then-current Study Plan and any Rescue Plan, as applicable, in accordance with the time parameters and the Rescue Plan Costs set forth therein.

2.5	Records

Each Party will maintain, and cause its Affiliates and subcontractors to maintain, records of the activities undertaken pursuant to the Study Plan or Rescue Plan in sufficient detail and in good scientific manner appropriate for scientific, patent and regulatory purposes, which will be complete and accurate in all material respects and will fully and properly reflect all work done, data and developments made, and results achieved.

2.6	Reporting

Each Party will furnish to the JRC, within [***] days after the end of each calendar quarter, to the extent applicable to such Party, an update on such Party’s progress under the Study Plan or Rescue Plan during the relevant calendar quarter, including a summary of any results and data generated by such Party under such Study Plan or Rescue Plan. Such Party will provide the JRC with such other information, results and data with respect to the research activities under the Study Plan or Rescue Plan as any member of the JRC may reasonably request that are in such Party’s possession or control.

2.7	Provision of Data Packages; Achievement of Success Criteria

2.7.1	Provision of Data Packages

With respect to each of Part A, Part B1, and Part B2 of the Study Plan or Rescue Plan, as applicable, upon the JOT’s reasonable belief (as determined in good faith) that the Success Criteria for such Part has been achieved, Synlogic will provide a data package with all data and results for its respective activities for such Part as required under the Study Plan or the applicable Rescue Plan (the date such data package is provided, the “Provision Date”). After the Provision Date for a given Part, the JRC will meet within [***] days after the Provision Date to review the full data package and determine whether or not the Success Criteria have been met for such Part.

2.7.2	Achievement of Success Criteria

Upon the JRC’s determination that the Success Criteria for Part A have been met (including after any Rescue Plan, if applicable) (the “Part A Payment Trigger Date”), Roche will pay Synlogic the milestone payment set forth in Section 5.1.2. Upon the JRC’s determination that the Success Criteria for Part B1 have been met (including after any Rescue Plan, if applicable) (the “Part B1 Payment Trigger Date”), Roche will pay Synlogic the milestone payment set forth in Section 5.1.3. Upon the JRC’s determination that the Success Criteria for Part B2 have been met (including after any Rescue Plan, if applicable) (the “Part B2 Payment Trigger Date”, and, together with the Part A Payment Trigger Date and the Part B1 Payment Trigger Date, the “Payment Trigger Dates”), Roche will pay Synlogic the milestone payment set forth in Section 5.1.4.

2.8	Rescue Plan

With respect to each of Part A, Part B1, and Part B2 of the Study Plan, if, following the Provision Date, the JRC determines that the Success Criteria have not been met for such Part (a “Success Criteria Failure Determination”), then within [***] days after the Provision Date (“Rescue Plan Decision Period”), Roche may request in writing for the JRC to discuss an additional plan for such Part for additional optimization or experiments to be performed by the Parties with the goal of achieving the Success Criteria for such Part. In the event that the Parties mutually agree on the activities to be conducted pursuant to an additional plan for such Part, then the Parties will document such additional activities in a “Rescue Plan” for such Part, including (i) a list of activities to be conducted by the Parties, (ii) an estimated timeline to conduct such activities, and (iii) the Rescue Plan Costs for such activities, broken down by Party.

2.9	Success Criteria Failure Expiration

2.9.1	Without Rescue Plan
(a)

A Success Criteria Failure Determination occurs with respect to Part A or Part B1 on the earlier of, as applicable, (i) the date that the Parties conclude they are unable to agree upon a Rescue Plan, after Roche has made a timely request for a Rescue Plan in accordance with Section 2.8, or (ii), if Roche has failed to make a timely request for a Rescue Plan in accordance with Section 2.8 the expiration of the Rescue Plan Decision Period; provided, however, that Roche may issue the Re-Negotiation Request before the occurrence of the Success Criteria Failure Expiration pursuant to Article 3.

(b)

A Success Criteria Failure Determination occurs with respect to Part B2 on the expiration of the Rescue Plan Decision Period (or such earlier time as Roche notifies Synlogic that it will not initiate negotiations of the CLA), if Roche has not initiated negotiations of the CLA, on the expiration of the Rescue Plan Decision Period), and Roche shall not have the right to issue a Re-Negotiation Request.

(c)

A Success Criteria Failure Determination occurs with respect to Part B2 on the date that the Parties conclude they are unable to agree upon a Rescue Plan under Section 2.8, if Roche requests a Rescue Plan prior to the end of the Rescue Plan Decision Period.

2.9.2	With Rescue Plan

If Roche timely requests a Rescue Plan with respect to either Part A or Part B1 and the Parties agree upon a Rescue Plan, and thereafter it is determined in accordance with Section 2.7.1 that the Success Criteria for such Part are not met upon completion of the applicable Rescue Plan, then Success Criteria Failure Expiration shall be deemed to have occurred with respect to such Part on the date that the JRC determines that the Success Criteria have not been met under such Rescue Plan. Notwithstanding the foregoing, if Roche issues a Re-Negotiation Request within [***] days thereafter, then Section 2.10 shall apply.

2.10	Re-Negotiation Request

Roche has a [***] right prior to the Option Exercise Deadline to issue a written request to re-negotiate the scope of this Agreement (a “Re-Negotiation Request”). If Roche issues a Re-Negotiation Request, then for a period of [***] days thereafter (or until such time as Roche informs Synlogic that it desires to terminate such negotiations, if earlier) (the “Re-Negotiation Period”), the Parties will negotiate in good faith a new pilot collaboration agreement or other agreement, including a potential change of scope for targets other than the Target, the scope of the transaction and the associated economics for such transaction. If the Parties are unable to mutually agree to a new pilot collaboration agreement or other agreement during the [***] day period following the date of the Re-Negotiation Request, then the Parties will have no further obligation under this Section 2.10.

2.11	CLA Negotiations

At any time after the Effective Date but no later than [***] days after the Payment Trigger Date for Part B2 (including provision of any applicable Rescue Plan), Roche may elect to initiate negotiations of the CLA. If Roche initiates such negotiations, the Parties shall negotiate with each other in good faith, which good faith requires adherence to the terms included in the CLA term sheet attached hereto as Appendix 2 (the “CLA Term Sheet”). If the CLA is not executed by the Parties prior to the Option Exercise Deadline, then the Parties will have no further obligations to negotiate with each other (unless Roche has issued a Re-Negotiation Request in accordance with Section 2.10).

3	Governance

3.1	Joint Research Committee

3.1.1	Establishment of JRC

As of the Effective Date, the Parties shall establish a JRC to oversee and manage the Pilot Collaboration, Study Plan and/or Rescue Plan, as applicable.

3.1.2	JRC Members

The JRC shall be composed of [***] (“Members”). Roche and Synlogic each shall be entitled to appoint [***] Members with appropriate seniority and functional expertise. Each Party may replace any of its Members and appoint a person to fill the vacancy arising from each such replacement. A Party that replaces a Member shall notify the other Party at least [***] days prior to the next scheduled meeting of the JRC. Both Parties shall use reasonable efforts to keep an appropriate level of continuity in representation. Both Parties may invite a reasonable number of additional experts and/or advisors to attend part or the whole JRC meeting with prior notification to the JRC. The Alliance Director of each Party may attend the JRC meetings as a permanent participant. Members may be represented at any meeting by another person designated by the absent Member. The JRC shall be chaired by a [***] (“Chairperson”), unless agreed otherwise by the JRC.

3.1.3	Meetings.

The format (virtual or in person) and venue for the meetings shall be agreed by the JRC. The JRC will meet at least once every [***] months or as agreed by the JRC to plan, review and discuss the progress of the Pilot Collaboration. Notwithstanding the foregoing, in any case where a matter within the JRC’s authority arises, the JRC will convene a meeting, either virtually or in person, and consider such matter as soon as reasonably practicable, but in no event later than [***] days after the matter is first brought to the JRC’s attention (or, if earlier, at the next regularly scheduled JRC meeting). Alternatively, the JRC may decide to take decisions by email.).

3.1.4	Responsibilities of JRC.

The JRC shall have the responsibility and authority to:

(a)

review and oversee the execution of the Study Plan and/or Rescue Plan, as applicable, for the Pilot Collaboration, including the Success Criteria for each Part, the work to be performed by Synlogic and/or Roche, the Material(s) to be provided by Roche to Synlogic and by Synlogic to Roche, respectively, and the expected deliverables and data packages to be provided by each Party during the Pilot Collaboration;

(b)	review the efforts of the Parties under the Pilot Collaboration;
(c)	discuss appropriate resources necessary to conduct the Rescue Plan, as applicable;
(d)	establish, oversee and set expectations and mandates for the JOT;
(e)	recommend action items to each Party’s respective decision making bodies;
(f)	attempt to resolve any disputes on an informal basis; and
(g)	make minor consensual changes to the Study Plan, provided that such changes do not affect Deliverables, Success Criteria and timelines and budget.

The JRC shall have no responsibility and authority other than that expressly set forth in this Section 3.1.4.

3.2	Joint Operation Team

The JRC shall establish a JOT with respect to the day-to-day conduct of certain activities under the Study Plan or any Rescue Plan. The JOT shall be composed of representatives designated by each Party. Representatives must be appropriate for the tasks then being undertaken and the stage of research or pre-clinical development, in terms of their seniority, availability, function in their respective organizations, training and experience. Each Party shall designate one of its representatives as its primary JOT contact. Each Party may replace its representatives from time to time upon written notice to the other Party; provided, however, if a Party’s representative is unable to attend a meeting, such Party may designate a knowledgeable alternate to attend such meeting and perform the functions of such representative. The JOT will be responsible for overseeing the day-to-day execution of the Study Plan and for reviewing the Parties’ progress thereunder, subject to the oversight by the JRC. The JOT shall meet at least monthly by audio or video teleconference or as otherwise agreed by the JOT. For the avoidance of doubt, the JOT is not a decision-making body.

3.3	Dispute Resolution

The JRC shall operate by consensus, with each of the [***] of each Party having collectively [***]. In the event consensus cannot be reached, the following rules shall apply:

(a)	in the event of a dispute over whether the Part A or Part B1 Success Criteria have been met, then Roche shall have the final say, which shall be made in good faith;
(b)

in the event of a dispute over whether the Part B2 Success Criteria have been met, then the matter will be escalated to the respective designated Executive Officer for each Party for a good faith resolution.

If the Executive Officers are unable to resolve the matter within [***] days of such referral, then such dispute shall be resolved by the Expert Committee as follows: Roche will select one (1) Expert, Synlogic will select one (1) Expert, and those two (2) Experts shall select the Expert, who shall then be chairman of a committee of the three (3) Experts (the “Expert Committee”), each with a single deciding vote. The Expert Committee will promptly hold a meeting to review the issue under review, at which meeting it will consider memoranda based on the data package for Part B2 submitted by each Party at least [***] days before the meeting, as well as reasonable additional arguments that each Party may present at the meeting. The Expert Committee shall then within [***] days after the meeting, make a determination on such dispute. The determination of the Expert Committee as to the dispute under review will be binding on both Parties. The Parties will share equally in the costs of the Expert Committee. Unless otherwise agreed to by the Parties, the Expert Committee may not decide on issues outside the scope mandated under terms of this Agreement.

(c)	Other than a dispute over whether the Success Criteria have been met,
(i)	[***], and

(ii)	[***].

3.4	Alliance Director

Each Party shall appoint one person to be its point of contact with responsibility for facilitating communication and collaboration between the Parties (each, an “Alliance Director”). The Alliance Directors shall be permanent participants of the JRC meetings (but not members of the JRC) and may attend JOT meetings as appropriate. The Alliance Directors shall facilitate resolution of potential and pending issues and potential disputes to enable the JRC to reach consensus and avert escalation of such issues or potential disputes.

3.5	Limitations of Authority

The JRC, the JOT or any other committee shall have no authority to amend or waive any terms of this Agreement, nor shall the JRC, the JOT or any other committee have the authority to determine whether a Party is in breach of this Agreement.

3.6	Expenses

Each Party shall be responsible for its own expenses including travel and accommodation costs incurred in connection with the JRC, the JOT or any other committee.

3.7	Lifetime

The JRC shall exist until the completion of the Pilot Collaboration, unless otherwise agreed in the CLA. The JOT shall exist until the completion of the Pilot Collaboration.

4	Option Right

Synlogic hereby grants Roche an exclusive option right (“Option Right”) which, if exercised by Roche, shall grant to Roche the rights and licenses set forth in the definitive CLA negotiated and executed in accordance with Section 2.11. Roche may exercise its Option Right at any time prior to the Option Exercise Deadline. “Option Exercise Deadline” shall mean the earliest of:

(a)	the expiration or termination of this Agreement, or
(b)	the [***] anniversary of the Effective Date if the Success Criteria for Part A have not been achieved by such date, or
(c)	the [***] anniversary of the date of the Payment Trigger Date for Part A if the Success Criteria for Part B1 have not been achieved by such date, or
(d)

(i) [***] days after the Provision Date for Part B2 (including provision of any applicable Rescue Plan), [***] days after the end of the Rescue Plan Decision Period for Part B2 where (A) the Success Criteria have not been met for Part B2 and (B) prior to the end of the Rescue Plan Decision Period, if Roche has not yet requested a Rescue Plan but has initiated negotiations of the CLA, or

(e)	the date Roche informs Synlogic that it will not initiate negotiations of the CLA or desires to terminate negotiations of the CLA, or
(f)

On the [***] anniversary of the Payment Trigger Date for Part B1, provided that if the Study Plan timelines for Part B2 have not been met because of any Material Delay, the Option Exercise Deadline will be extended by the additional days needed to enable the Party performing the relevant activities to remedy such Material Delay and to complete its activities for Part B2 for the applicable Rescue Plan or Study Plan. The duration of such timeline extension shall be agreed upon by the JRC in good faith. In the event of a dispute over whether a timeline extension is appropriate, the Party performing the activities for which the time extension is necessary, shall have the final say, which must be made in good faith.

5	Payments by Roche

In consideration of Synlogic’s contribution to the Pilot Collaboration, Roche shall make the following payments:

5.1	Upfront and Milestone Payments

5.1.1	Upfront

Roche shall pay an upfront of one million US dollars (US$ 1,000,000), due [***] days from the Effective Date and receipt of an invoice from Synlogic.

5.1.2	Part A Milestone Payment

Roche shall make a milestone payment of [***] for Part A of the Study Plan, due [***] days after the Part A Payment Trigger Date and receipt of an invoice from Synlogic.

5.1.3	Part B1 Milestone Payment

Roche shall make a milestone payment of [***] for Part B1 of the Study Plan, due [***] days after the Part B1 Payment Trigger Date and receipt of an invoice from Synlogic.

5.1.4	Part B2 Milestone Payment

Roche shall make a milestone payment of [***] for Part B2 of the Study Plan, due [***] days after the Part B2 Payment Trigger Date and receipt of an invoice, unless there is a dispute as to whether the Success Criteria have been met which is resolved in Synlogic’s favour, in which case the payment will be deferred until [***] days after resolution of the dispute and receipt of an invoice.

5.1.5	General

Each payment under this Section 5.1 will be non-refundable and non-creditable.

5.2	Research Funding

5.2.1	Cost Sharing Responsibilities.

[***]. For any Rescue Plan, Roche will fund [***] percent ([***]%) and Synlogic will fund the remaining [***] percent ([***]%) of all Rescue Plan Costs under the budget related to the activities described under such Rescue Plan (the “Rescue Plan Budget”); provided that such Rescue Plan Costs are incurred pursuant to the Rescue Plan as approved by the JRC. Synlogic shall invoice Roche on a calendar quarterly basis for all Rescue Plan Costs payable to Synlogic by Roche pursuant to the Rescue Plan Budget. Roche shall pay each such invoice within [***] days of receipt thereof.

5.2.2	Excess Rescue Plan Costs.

Each Party will use Commercially Reasonable Efforts to ensure that the Rescue Plan Costs for a given Calendar Year do not exceed [***] ([***]%) of the agreed Rescue Plan Budget with respect to that year. If either Party’s Rescue Plan Costs exceed [***] ([***]%) of the agreed Rescue Plan Budget for the activities for which such Party is responsible under the Rescue Plan, then such Party shall be solely responsible for any such excess Rescue Plan Costs.

5.3	Invoices

All invoices shall be issued to the following address (or other address as Roche may later provide):

F. Hoffmann-La Roche Ltd

Accounts Payable

Grenzacherstrasse 124

CH-4070 Basel

Switzerland

Each invoice shall contain:

●	Synlogic’s name, address, VAT number;
●	billing details: invoice date, reference to the contract, applicable payment term and a description of the activities for which payment is sought, in reasonable detail;
●	the invoice amount and currency;
●	Purchase Order number if provided by Roche;
●	bank account information to which payment shall be made; and
●	the name of Roche’s contract manager.

Failure to provide invoices as directed may result in payment delays.

All payments according to this Article 5 made by Roche to Synlogic are net of all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto. According to this, all taxes, fees, duties etc. due by Synlogic shall be paid solely by Synlogic.

The payments to be made under this Agreement shall not include value added tax (VAT), if any is due and payable thereon.

If any Applicable Law requires the withholding of taxes of any type, levies or other charges with respect to any amounts payable under this Agreement to Synlogic, then Roche shall promptly pay such tax, levy or charge for and on behalf of Synlogic to the proper governmental authority, and shall promptly furnish Synlogic with receipt of payment. Roche shall be entitled to deduct any such tax, levy or charge actually paid from royalty or other payment due to Synlogic or be promptly reimbursed by Synlogic if no further payments are due to Synlogic. Each Party agrees to reasonably assist the other Party in claiming exemption from such deductions or withholdings under double taxation or similar agreement or treaty from time to time in force and in minimizing the amount required to be so withheld or deducted.

5.4	Late Payments

Any payment under this Agreement that is not paid on the thirtieth business day after the date such payment is due shall bear interest, to the extent permitted by Applicable Law, at [***] percentage points above the average one-month Euro Interbank Offered Rate (EURIBOR) (if EURIBOR ceases to exist, then other such short term inter-bank interest rate as deemed suitable by the Parties), as reported by Reuters from time to time, calculated on the number of days such payment is overdue.

5.5	Auditing

5.5.1	Auditing

Each Party shall keep, and shall require its Affiliates and subcontractors to keep, full, true and accurate books of account containing all particulars that may be necessary for the purpose of calculating all Rescue Plan Costs under this Agreement. Such books of accounts shall be kept at their principal place of business. Each Party (the “Auditing Party”), at its sole cost and expense, shall have the right to engage an internationally recognized independent public accountant reasonably acceptable to the other Party (the “Audited Party”) to perform, on behalf of the auditing Party, an audit of such books and records of such member that are deemed necessary by the independent public accountant to report on the Rescue Plan Costs incurred for the period or periods requested by the auditing Party and the correctness of any financial report or payments made under this Agreement.

Upon timely request and at least [***] working days' prior written notice from the auditing Party, such audit shall be conducted for those countries for which the auditing Party has specifically requested, during regular business hours in such a manner as to not unnecessarily interfere with the audited Party’s normal business activities. Such audit shall be limited to results in the [***] Calendar Years prior to audit notification, and if the auditing Party requests an audit for a given Calendar Year, no additional audits may be conducted for such Calendar Year. If the auditing Party does not request an audit of a given country in a given Calendar Year on or before the [***] anniversary of the end of such Calendar Year, then the auditing Party will be deemed to have accepted the royalty payments and reports for such country in such Calendar Year.

Such audit shall not be performed more frequently [***] Calendar Year nor more frequently than once with respect to records covering any specific period of time.

All information, data documents and abstracts herein referred to shall be used only for the purpose of verifying Rescue Plan Costs, shall be treated as the audited Party’s Confidential Information subject to the obligations of this Agreement and need neither be retained more than [***] after completion of an audit hereof, if an audit has been requested; nor more than [***] from the end of the Calendar Year to which each shall pertain; nor more than [***] after the date of termination of this Agreement.

5.5.2	Audit Reports

The auditors shall only state factual findings in the audit reports and shall not interpret this Agreement. The auditors shall share all draft audit findings with the audited Party before sharing such findings with the auditing Party and before the final audit report is issued. The final audit report shall be shared with the audited Party at the same time it is shared with the auditing Party.

5.5.3	Over- or Under-Payment

If the audit reveals an overpayment, the auditing Party shall reimburse the audited Party for the amount of the overpayment within [***] days. If the audit reveals an underpayment, the audited Party shall reimburse the auditing Party for the amount of the underpayment within [***] days. The audited Party shall pay for the audit costs if the underpayment of the audited Party exceeds [***] percent ([***]%) of the aggregate amount of Rescue Plan Costs owed for the period of the audit.

6	Confidential Information

6.1	Obligation Not to Disclose Confidential Information

During the term of this Agreement and for a period of [***] years thereafter, the Receiving Party agrees to (i) treat such Confidential Information as confidential with the same standard of care it would its own proprietary information of a like nature, but no less than a reasonable standard of care; (ii) take commercially reasonable precautions to prevent the disclosure of such Confidential Information to any Third Party, and (iii) not use such Confidential Information other than for the purpose of fulfilling its obligations or exercising its rights under this Agreement, without the prior written consent of the Disclosing Party.

Each Receiving Party shall only disclose the Disclosing Party’s Confidential Information to those of its and its Affiliates’ employees, agents, representatives, advisors, Third Party contract research organizations, and potential and actual bona fide investors (collectively, “Representatives”) who (i) with respect to Disclosing Party’s employees and Third Party contract research organizations, have need to know the Confidential Information for the performance of the Study Plan, (ii) are apprised of the confidential nature of the Confidential Information and (iii) are bound to written confidentiality and nondisclosure obligations (or in the case of professional advisors, ethical duties) which are no less restrictive than the terms of this Agreement  (but which may be of a shorter duration, if customary). Each Party shall be responsible for any breach of any of the terms of this Agreement by any of its Representatives.

6.2	Permitted Disclosure

In the event that Confidential Information of a Disclosing Party is required to be disclosed by a Receiving Party pursuant to law or regulation, by subpoena, judicial or administrative order, the party required to make disclosure shall give timely prior notice (in no event less than [***] days) to the other party to allow that party to assert any exclusions or exemptions that may be available to it under such law or regulation and shall provide reasonable cooperation and assistance to such party in seeking to obtain protection of such Confidential Information. If either Party reasonably concludes that a copy of this Agreement or any disclosure regarding this Agreement must be filed with the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States, then such Party (the “Filing Party”) will provide the other Party (the ”Non-Filing Party”) with a draft of such disclosure at least [***] prior to its intended publication for the Non-Filing Party’s review if such disclosure is being made in connection with any regularly filed report, including any quarterly (10-Q) or annual (10-K) report, or at least [***] business days prior to its intended publication for all other disclosures. During such period, the Non-Filing Party shall (i) approve the draft disclosure and permit the Filing Party to issue it, or (ii) contact the Filing Party to discuss modification to the draft disclosure. If the Non-Filing Party asks for modification, then the Filing Party shall make such modification unless the Non-Filing Party is advised by its outside legal counsel in good faith that such disclosure must be made without such modification to comply with applicable law.

6.3	Sharing Date

Synlogic may not share the results of the Pilot Collaboration with Third Parties prior to the Sharing Date. After the Sharing Date, Synlogic may share the results of the Pilot Collaboration with Third Parties under obligations of confidentiality, however such results may not mention Roche or Roche Affiliates. “Sharing Date” means the later of (i) expiration or termination of this Agreement, (ii) the Re-Negotiation Period, if applicable, and (iii) [***] days after the Option Exercise Deadline pursuant to clause (e) of Article 4, provided, however, that in either of (i) or (ii), if the Parties initiate negotiations for the CLA prior to the end of the Sharing Date and eventually successfully enter into the CLA, then the terms of the CLA shall govern when Synlogic may share such results, which point in time shall be no earlier than the end of the [***] (unless mutually agreed by the Parties under the CLA).

6.4	Publication

With respect to any paper or presentation proposed for disclosure (a) by Roche which includes Confidential Information of Synlogic, or (b) during this Agreement term, by either Party which utilizes information, data, and/or results generated under the Pilot Collaboration or (c) Synlogic, which includes Confidential Information of Roche (such publishing Party in each of clauses (a)-(c), the “Publishing Party”), the other Party (the “Non-Publishing Party”) shall have the right to review any such proposed paper or presentation. The Publishing Party shall submit to the Non-Publishing Party the proposed publication or presentation (including posters, slides, abstracts, manuscripts, marketing materials and written descriptions of oral presentations) at least [***] calendar days prior to the date of submission for publication or the date of presentation, whichever is earlier, of any of such submitted materials. The Non-Publishing Party shall review such submitted materials and respond to the Publishing Party as soon as reasonably possible, but in any case within [***] calendar days ([***] calendar days for abstracts) of receipt thereof. At the option of the Non-Publishing Party, the Publishing Party shall (A) delete from such proposed publication or presentation any Confidential Information of the Non-Publishing Party, and/or (B) delay the date of such submission for publication or the date of such presentation for a period of time sufficiently long (but in no event longer than an additional [***] calendar days) to permit the Non-Publishing Party to prepare and file a patent application for any patentable subject matter in accordance with Section 9.2. Once a publication has been approved by the Non-Publishing Party, the Publishing Party may make subsequent public disclosure of the contents of such publication without the further approval of the Non-Publishing Party; provided, such content is not presented with any new data or information or conclusions and/or in a form or manner that materially alters the understanding of the subject matter therein. Notwithstanding the foregoing, in the case of proposed publication or presentation by a Party during this Agreement term under clause (b) above, neither Party shall submit such publication or make such presentation without the other Party’s prior written consent.

6.5	Return or Destruction of Confidential Information.

Upon the written request of the Disclosing Party, the Receiving Party shall return or destroy all copies of the Confidential Information, provided however, that the Receiving Party may retain one copy of such information in its files for archival purposes. Any electronic back-up tapes or other electronic back-up files that have been created solely by their automatic or routine archiving and back-up procedures shall not be subject to this Section. For clarity, Roche may retain all results and data arising from the performance of the Study Plan.

7	Exclusivity; Change of Control

7.1	Exclusivity Covenants

During the term of this Agreement, Synlogic will not [***], in each case [***] other than as requested by Synlogic and agreed by Roche in its sole discretion. For clarity, [***].

7.2	Change of Control

If there is a Change of Control, then the Party experiencing such Change of Control (“Acquired Party”) shall provide written notice to the other Party (“Non-Acquired Party”) at least [***].

Following consummation of the Change of Control, the Non-Acquired Party and the Acquirer shall adopt in writing reasonable procedures, including the separation of personnel, to prevent the disclosure of the Non-Acquired Party’s Confidential Information beyond the Acquired Party’s personnel who need to know the Confidential Information solely for the purpose of fulfilling the Acquired Party’s obligations under this Agreement.

Notwithstanding anything herein to the contrary, after any Change of Control of a Party, no Know-How, Patent Rights or proprietary materials of any Affiliate of such Party that becomes an Affiliate after such Change of Control of such Party shall become (i) in the case of Synlogic, “licensed to Roche under Section 8.1 or (ii) in the case of Roche, licensed to Synlogic under Section 8.1, in each case (i)-(ii), unless such Know-How, Patent Rights or proprietary materials are thereafter intentionally used by such Party in such Party’s performance of its activities under this Agreement.

7.2.1	Synlogic Change of Control

Notwithstanding Section 7.1, if a Change of Control occurs with respect to Synlogic or its parent Affiliate with an Acquirer, and the Acquirer (or any of such Acquirer’s successors or assigns, other than Synlogic and its Affiliates as of the Change of Control) as of the Change of Control, or later, has a program or product (or rights thereto) that would otherwise violate Section 7.1 (each, a “Synlogic COC Program”), then (a) Section 7.1 will not apply with respect to such Synlogic COC Program, and (b) such Third Party, or any of such Third Party’s Affiliates or any successors or assigns of such Third Party or such Third Party’s Affiliates, as applicable, will be permitted to pursue, and continue such Synlogic COC Program after such Change of Control and such pursuit and continuation will not constitute a violation of Section 7.1; provided that (i) none of the Collaboration Technology and Patent Rights and Know-How licensed to Synlogic by Roche hereunder will be used in the Synlogic COC Program and (ii) the research activities required under this Agreement will be conducted separately from any research activities directed to such Synlogic COC Program, including the non-use of Roche’s Confidential Information, maintenance of separate lab notebooks and records and separate personnel working on each of the activities under this Agreement and the activities covered under such Synlogic COC Program.

Upon [***] days’ prior written notice from Roche, Roche, at its sole cost and expense, shall have the right to [***].

7.2.2	Synlogic Acquisition

In addition, notwithstanding Section 7.1, if (a) Synlogic or its Affiliate acquires a Third Party (by merger, sale, consolidation, reorganization, or otherwise) so that such Third Party becomes an Affiliate over which Synlogic or its Affiliate has control, or (b) Synlogic or its Affiliate acquires all or substantially all of the assets of a Third Party (including any subsidiaries or divisions thereof) (each of (a) and (b), a “Synlogic Acquisition”), and, in each case, the Third Party (or any of such

Third Party’s Affiliates or any successors or assigns of such Third Party or such Third Party’s Affiliates, other than Synlogic and its Affiliates as of the Synlogic Acquisition) already has, or the acquired assets contain, as applicable, a program or product that existed prior to the Synlogic Acquisition that would otherwise violate any of Section 7.1 (a “Synlogic Acquisition Program”), then Synlogic or such Affiliate will elect whether to  (i) divest its rights to such Synlogic Acquisition Program, or (ii) cease the pre-clinical and clinical development and commercialization of such Synlogic Acquisition Program, and will provide Roche written notice of the existence of such Synlogic Acquisition Program and such decision within [***] days after the closing of such Synlogic Acquisition. If Synlogic provides notice as described in clause (i) of the preceding sentence, then Synlogic, and its Affiliates if applicable, will divest such Synlogic Acquisition Program within [***] years after the closing of the applicable Synlogic Acquisition, and if Synlogic provides notice that it will terminate such Synlogic Acquisition Program as described in clause (ii) of the preceding sentence, then Synlogic, and its Affiliates if applicable, will cease the clinical development and commercialization of such Synlogic Acquisition Program as soon as reasonably practicable and in any event within [***] days of the closing of the applicable Synlogic Acquisition, giving due consideration to ethical concerns and requirements under Applicable Law and any agreements with Third Parties.

8	Licenses; Subcontracting

8.1	License Grants

8.1.1	Research License

During the term of this Agreement, each Party hereby grants to the other Party a non-exclusive, non-transferable, non-sublicensable (except in accordance with Section 8.2), royalty-free right and license under such Party’s respective Patent Rights and Know-How Controlled by such Party as of the Effective Date or during the term of this Agreement that are necessary or reasonably useful to research and pre-clinically develop Product Candidates solely to enable the other Party to conduct the activities assigned to the other Party in the Study Plan or any Rescue Plan.

8.1.2	Collaboration IP

Synlogic hereby grants to Roche a non-exclusive, perpetual, irrevocable, sublicensable right and license, for any and all purposes whatsoever, under the Collaboration Patent Rights claiming inventions made under the Study Plan or the Rescue Plan where such Collaboration Patent Rights (a) do not specifically relate to the Synlogic Platform Technology or to any Product Candidates or Products, or their use or manufacture, and (b) where at least one inventor is an employee or agent of Roche or Roche’s Affiliates. Such non-exclusive grant to Roche shall be fully paid-up (subject to any applicable payment obligations under this Agreement and the CLA, if the Parties enter into the CLA).

8.2	Sublicensing

Each Party shall have the right to grant sublicenses under its rights granted under Section 8.1.1 to its Affiliates and to subcontractors permitted in accordance with Section 8.3, without prior approval of the other Party. In addition, Roche shall have the right to grant sublicenses under the license granted pursuant to Section 8.1.2 to Third Parties without the prior consent of Synlogic. Each such sublicense pursuant to this Section 8.2 shall be consistent with all applicable terms and conditions of this Agreement, and each Party shall remain responsible for its rights and obligations hereunder, including the payment of all amounts due hereunder.

8.3	Subcontracting

The Parties will be entitled to utilize the services of Third Parties to perform their respective activities under the Pilot Collaboration; provided, that (a) each Party will require that such Third Party operates in a manner consistent with the terms of this Agreement, and (b) each Party will remain at all times fully liable for its respective responsibilities contracted to such Third Party. Each Party will require that any such Third Party agreement entered into pursuant to this Section 8.3 (a) include confidentiality and non-use provisions that are no less stringent than those set forth in Section 6 (but of duration customary in confidentiality agreements entered into for a similar purpose); and (b) obtain ownership of, or a fully sublicensable license (or an exclusive option to obtain such license) under and to, any Know-How and Patent Rights that are developed by such Third Party in the performance of such agreement. For clarity, the foregoing requirement to obtain ownership of, or a fully sublicensable license (or an exclusive option to obtain such license) will not apply to any background or foundational Know-How or Patent Rights owned or in-licensed by a Third Party or its Affiliates (including any improvements thereto). The Party utilizing the services of a Third Party service provider will be solely responsible for direction of and communications with such Third Party.

9	Intellectual Property and Publications

9.1	IP Ownership

9.1.1	Pre-Existing IP

Each Party shall remain the owner of all Patent Rights, Know-How, inventions, data and other intellectual property rights (i) owned or Controlled by such Party or its Affiliates as of the Effective Date or (ii) that such Party generates independently of this Agreement.

9.1.2	Collaboration IP

Synlogic shall own all Know-How generated solely by or on behalf of either Party or jointly by or on behalf of both Parties under the Study Plan and any Rescue Plan (the “Collaboration Know-How”) regardless of inventorship, and any Patent Rights that cover or claim such Know-How (the “Collaboration Patent Rights”, and, together with the Collaboration Know-How, the “Collaboration Technology”) subject to Section 9.1.1 above. Inventorship will be determined under US patent law as if such Know-How were made in the United States. Roche and its Affiliates will, and hereby does, assign to Synlogic or one or more of its designated Affiliates, its and its Affiliates’ right, title and interest in, to and under the Collaboration Technology, as may be necessary to effectuate the allocation of ownership of Know-How set forth in this Section 9.1.2. Roche agrees that it will promptly disclose all Collaboration Technology to Synlogic as it arises and shall take all actions and provide Synlogic with all reasonably requested assistance to effect such assignment and will execute any and all documents necessary to perfect such assignment.

9.2	Patent Prosecution

During the term of this Agreement Synlogic shall be responsible (at its own expense) for filing and prosecution of patent applications claiming Collaboration Know-How. During the term of this Agreement. Synlogic will consult with Roche on the filing and prosecution of Collaboration Patent Rights that might trigger payments from Roche to Synlogic under the definitive CLA and will furnish Roche, via electronic mail or such other method as mutually agreed by the Parties, copies of proposed filings and documents received from outside counsel in the course of prosecuting such Patent Rights, or copies of documents filed with the relevant patent offices with respect to such Patent Rights. Synlogic will consider in good faith any timely comments from Roche thereon.

In the event that, other than in the customary process of patent prosecution, Synlogic intends to abandon any Collaboration Patent Rights that claim any Product Candidates or the use or manufacture thereof and could potentially be licensed to Roche under the CLA, Synlogic shall notify Roche at least [***] days before any such Patent Right would become abandoned and will offer to assign such Collaboration Patent Rights to Roche.

9.3	Enforcement and Defense

As between the Parties, [***].

10	Representations and Warranties; Covenants

10.1	Synlogic’s Representations and Warranties; Covenants

Synlogic hereby represents, warrants and covenants the following to Roche:

(a)

Synlogic has the full right, power and authority, and has obtained all approvals, licenses, permits or consents necessary, to enter into this Agreement, to perform all of its obligations hereunder and to grant the licenses granted hereunder.

(b)	Synlogic has not as of the Effective Date entered into, and shall not following the Effective Date enter into, any agreement that conflicts with this Agreement or Synlogic’s obligations hereunder.
(c)

Synlogic has not prior to the Effective Date agreed to grant in the future, and shall not following the Effective Date grant, any license, sublicense or other right to exploit any intellectual property rights that conflicts with the licenses granted to Roche under this Agreement.

(d)

All of Synlogic’s employees, officers and consultants have executed agreements requiring assignment to Synlogic of all Know-How made by such individuals during the course of and as a result of their association with Synlogic.

(e)

Synlogic represents and warrants that neither Synlogic nor Synlogic’s employees have ever been debarred under 21 U.S.C. §335a, disqualified under 21 C.F.R. §312.70 or §812.119, sanctioned by a Federal Health Care Program (as defined in 42 U.S.C §1320 a-7b(f)), including without limitation the federal Medicare or a state Medicaid program, or debarred, suspended, excluded or otherwise declared ineligible from any other similar Federal or state agency or program. In the event Synlogic or an employee of Synlogic receives notice of debarment, suspension, sanction, exclusion, ineligibility or disqualification under the above-referenced statutes, Synlogic shall immediately notify Roche in writing and Roche shall have the right, but not the obligation, to terminate this Agreement for breach.

(f)	Synlogic and its Affiliates and subcontractors will conduct the research under the Study Plan and each Rescue Plan in a good scientific manner and in accordance with all Applicable Laws.
10.2	Roche Representations and Warranties; Covenants

Roche hereby represents, warrants and covenants the following to Synlogic:

(a)

Roche has the full right, power and authority, and has obtained all approvals, licenses, permits or consents necessary, to enter into this Agreement and to perform all of its obligations hereunder and to grant the licenses granted hereunder.

(b)	Roche has not as of the Effective Date entered into, and shall not following the Effective Date enter into, any agreement that conflicts with this Agreement or Roche’s obligations hereunder.
(c)

Roche has not as of the Effective Date agreed to grant in the future, and shall not following the Effective Date grant, any license, sublicense or other right to exploit any intellectual property rights that conflicts with the licenses granted to Synlogic under this Agreement.

(d)	Roche and its Affiliates and subcontractors will conduct the research under the Study Plan and each Rescue Plan in a good scientific manner and in accordance with all Applicable Laws.

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, (A) NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO MATERIALS OR INFORMATION SUPPLIED BY IT TO THE OTHER PARTY HEREUNDER AND (B) EACH PARTY EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT.

11	Indemnification

11.1	Indemnification by Synlogic

Synlogic hereby agrees to defend, indemnify and hold harmless, Roche, its Affiliates and their respective directors, officers, employees and agents and the successors and assigns of any of the foregoing (collectively, the “Roche Indemnitees”) from any liabilities, damages, penalties, fines, costs, or expenses (including attorney's fees) (collectively, "Losses") arising out of or in connection with any Third Party claims, suits, actions, demands or judgments (“Third Party Claims”) arising out of (a) Synlogic's performance under this Agreement, or (b) Synlogic’s negligence or wilful misconduct; except and to the extent, in each case (a) and (b), that any such Loss is due to the negligence or wilful misconduct of any Roche Indemnitee.

11.2	Indemnification by Roche

Roche hereby agrees to defend, indemnify and hold harmless, Synlogic, its Affiliates and their respective directors, officers, employees and agents and the successors and assigns of any of the foregoing (collectively, the “Synlogic Indemnitees”) from any Losses arising out of or in connection with any Third Party Claims arising out of (a) Roche’s performance under this Agreement, or (b) Roche’s negligence or wilful misconduct; except and to the extent, in each case (a) and (b), that any such Loss is due to the negligence or wilful misconduct of any Synlogic Indemnitee.

11.3	Indemnification Procedure

In the event of a Third Party Claim against a Party entitled to indemnification under this Agreement ("Indemnified Party"), the Indemnified Party shall promptly notify the other Party ("Indemnifying Party") in writing of the claim and the Indemnifying Party shall undertake and solely manage and control, at its sole expense, the defence of the claim and its settlement. The Indemnified Party shall cooperate with the Indemnifying Party and may, at its option and expense, be represented in any such action or proceeding by counsel of its choice. The Indemnifying Party shall not be liable for any litigation costs or expenses incurred by the Indemnified Party without the Indemnifying Party’s written consent. The Indemnifying Party shall not settle any such claim unless such settlement fully and unconditionally releases the Indemnified Party from all liability relating thereto, unless the Indemnified Party otherwise agrees in writing.

11.4	Insurance

Subject to this Section 11.4, each Party shall obtain and maintain comprehensive general liability insurance customary in the industry for companies of similar size conducting similar business, and in any case sufficient to cover its obligations.

Upon either Party’s request, each Party shall provide the other Party with its certificate of insurance evidencing the insurance coverage set forth this Section 11.4.  Each Party shall provide to the other Party at least [***] days prior written notice of any cancellation, non-renewal or material change in any of such insurance coverage.

In the event that either Party is an entity which, [***], the obligations set forth in this Section 11.4 above shall not apply with respect to such Party, if such Party notifies the other Party in writing that it elects to provide coverage through a commercially reasonable program of self-insurance; provided, however, that the obligations set forth in this Section 11.4 above shall resume with respect to such Party and its Affiliates, or successor-in-interest and its Affiliates, if such program of self-insurance is terminated or discontinued for any reason.

11.5	Limitation of Liability

NEITHER PARTY WILL BE LIABLE FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES ARISING OUT OF THIS AGREEMENT, OR THE EXERCISE OF ITS RIGHTS OR THE PERFORMANCE OF ITS OBLIGATIONS HEREUNDER, INCLUDING LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES, EXCEPT AS A RESULT OF (A) A PARTY’S GROSS NEGLIGENCE OR WILFUL MISCONDUCT, (B) A BREACH OF SECTION 9, (C) A BREACH OF SECTION 6.  NOTHING IN THIS SECTION 11.5 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY UNDER THIS AGREEMENT.

12	Term and Termination

12.1	Term

This Agreement shall become effective as of the Effective Date. Provided that this Agreement is not earlier terminated in accordance with Section 12.2, it shall continue in force until any of the following:

(a)	a Success Criteria Failure Expiration;
(b)	the date Roche exercises its Option Right and the Parties enter into the CLA; or
(c)	the day after the Option Exercise Deadline.

12.2	Termination

12.2.1	Termination for Breach

A Party (“Non-Breaching Party”) shall have the right to terminate this Agreement in the event the other Party (“Breaching Party”) is in breach of any of its material obligations under this Agreement. The Non-Breaching Party shall provide written notice to the Breaching Party, which notice shall identify the breach. The Breaching Party shall have a period of [***] days after such written notice is provided (“Peremptory Notice Period”) to cure such breach. If the Breaching Party delivers written notice to the Non-Breaching Party of the Breaching Party’s determination that such material breach cannot be cured within the [***] days and demonstrates that the breaching Party is working diligently to cure such breach, the Peremptory Notice Period shall be extended up to a maximum of [***] days, subject to the remainder of this Section 12.2.1. If the Breaching Party has a bona fide dispute as to whether such breach occurred or has been cured, it will so notify the Non-Breaching Party during the Peremptory Notice Period, and the expiration of the Peremptory Notice Period shall be tolled until such dispute is resolved pursuant to Section 13.11. Upon a determination of breach or failure to cure, the Breaching Party may have the remainder of the Peremptory Notice Period to cure such breach. If such breach is not cured within the Peremptory Notice Period, then absent withdrawal of the Non-Breaching Party’s request for termination, this Agreement shall terminate in its entirety or such identified countries effective as of the expiration of the Peremptory Notice Period.

12.2.2	Termination for Scientific Reasons

In case the JRC mutually agrees that the Pilot Collaboration is no longer scientifically viable, the Parties may mutually terminate for lack of scientific viability.

12.2.3	Insolvency

A Party shall have the right to terminate this Agreement upon [***] days’ written notice, if the other Party incurs an Insolvency Event; provided, however, in the case of any involuntary bankruptcy proceeding, such right to terminate shall only become effective if the Party that incurs the Insolvency Event consents to the involuntary bankruptcy or such proceeding is not dismissed within [***] days after the filing thereof.

12.2.4	Change of Control

Roche shall have the right to terminate this Agreement upon written notice, if such written notice of termination is issued within [***] days after Synlogic has informed Roche of such Change of Control.

12.2.5	Termination by Roche without Cause

Roche may terminate without cause (a) immediately upon written notice where the Success Criteria have been met for either Part A or Part B1 of the Study Plan, commencing on the applicable Provision Date and ending [***] thereafter, or (b) upon ninety (90) days’ prior written notice to Synlogic.

12.3	Consequences of Expiration and Termination

Except as otherwise set forth in this Section 12.3 and in Section 12.4, all rights and obligations of the Parties hereunder will terminate as of the effective date of such termination, and all licenses granted under Section 8.1 will terminate unless expressly provided otherwise in Section 8.1.

After the expiration date or effective date of termination, neither Party will have any additional payment obligations to the other Party hereunder other than payments due or accrued prior to such expiration date or effective date of termination but unpaid thereunder (including any milestone payment that is due as a result of the Success Criteria having been met prior to the expiration date or the date of termination).

If this Agreement is terminated or expires without Roche having exercised its Option Right, Synlogic shall, at its own expense, immediately return to Roche all of the Materials and Confidential Information supplied by Roche (including any modified remnants thereof), or destroy all such Material and Confidential Information if so requested by Roche, and Roche shall, at its own expense, immediately return to Synlogic all of the Materials and Confidential Information

supplied by Synlogic (including any modified remnants thereof), or destroy all such Materials and Confidential Information if so requested by Synlogic.

12.4	Survival

Article 1 (Definitions, to the extent necessary to interpret this Agreement), Article 5 (Payments by Roche as applicable), Article 6 (Obligation Not to Disclose Confidential Information), Article 9 (Intellectual Property and Publication), Article 11 (Indemnification), Article 13 (Miscellaneous) as well as Sections 8.1 (License Grant), 12.3 (Consequences of Expiration and Termination) and 12.4 (Survival) shall survive expiration or termination of this Agreement and continue to be enforceable.

13	Miscellaneous

13.1	Force Majeure

Neither Party will be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement to the extent, and for so long as, such failure or delay is caused by or results from one or more Force Majeure Events; provided that the affected Party gives the other Party prompt written notice of any such Force Majeure Event and the cessation thereof; and provided further that the affected Party promptly undertakes and continues to use Commercially Reasonable Efforts to cure such failure or delay resulting from the Force Majeure Event as soon as practicable and to mitigate its effects, and promptly resumes performance whenever such Force Majeure Event is removed. Any deadline or time period affected by such a Force Majeure Event or a Party’s failure to perform resulting therefrom shall be extended automatically by [***]. If a Force Majeure persists for more than [***] days, the Parties will negotiate in good faith any modifications of the terms of this Agreement that may be necessary to arrive at an equitable solution, unless the Party giving such notice has set out a reasonable timeframe and plan to resolve the effects of such force majeure and executes such plan within such timeframe.

13.2	Independent Contractor

No employee or representative of either Party shall have any authority to bind or obligate the other Party to this Agreement for any sum or in any manner whatsoever or to create or impose any contractual or other liability on the other Party without said Party's prior written approval. For all purposes, and notwithstanding any other provision of this Agreement to the contrary, Synlogic legal relationship to Roche under this Agreement shall be that of independent contractor, and nothing contained in this Agreement shall be deemed or construed to create a partnership, joint venture, employment, franchise, agency or fiduciary relationship between the Parties.

13.3	Unenforceable Provisions and Severability

If any of the provisions of this Agreement are held to be void or unenforceable, then such void or unenforceable provisions shall be replaced by valid and enforceable provisions that will achieve as far as possible the economic business intentions of the Parties. However the remainder of this Agreement will remain in full force and effect, provided that the material interests of the Parties are not affected, i.e. the Parties would presumably have concluded this Agreement without the unenforceable provisions.

13.4	Waiver

Failure of a party to require the other party to comply with any provision of this Agreement shall not be deemed a waiver of such provision or any other provision of this Agreement.

13.5	Headings

The captions to the Sections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Sections hereof.

13.6	Assignment

Neither party may assign this Agreement or any part thereof to any Third Party without the prior written consent of the other party. Notwithstanding the foregoing, subject to Section 7.2, either Party may, without the other Party’s written consent, assign this Agreement and its rights and obligations hereunder in whole or in part to an Affiliate or to a party that acquires, by or otherwise in connection with, merger, sale of assets, or otherwise, all or substantially all of the business of the assigning Party to which the subject matter of this Agreement relates. The assigning Party will remain responsible for the performance by its assignee of any obligation hereunder so assigned. Any purported assignment in violation of this Section 13.7 will be null, void, and of no legal effect.

13.7	Interpretation

Except where the context expressly requires otherwise:

(a)	the use of any gender herein shall be deemed to encompass references to either or both genders, and the use of the singular shall be deemed to include the plural (and vice versa),
(b)	the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”,
(c)	the word “will” shall be construed to have the same meaning and effect as the word “shall”,
(d)

any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein),

(e)	any reference herein to any Party or Third Party or person shall be construed to include the Party’s or Third Party’s or person’s permitted successors and assigns,
(f)	the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof,
(g)

all references herein to Articles, Sections or Appendices shall be construed to refer to Articles, Sections or Appendices of this Agreement, and references to this Agreement include all Appendices hereto,

(h)

references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof, and

(i)	the term “or” shall be interpreted in the inclusive sense commonly associated with the term “and/or”.

13.8	Entire Understanding

This Agreement shall constitute the entire understanding between the parties with respect to the subject matter hereof and may only be modified by written agreement of both parties.

13.9	Amendments

No amendments of the terms and conditions of this Agreement shall be binding upon either Party hereto unless in writing and signed by both Parties.

13.10	Notice

All notices that are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by nationally recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to Synlogic, to:	Synlogic, Inc. Attn: Chief Executive Officer 301 Binney St., Suite 402 Cambridge, MA 02142

and:	Attn: Legal Department
if to Roche, to:	F. Hoffmann-La Roche Ltd Grenzacherstrasse 124 4070 Basel Switzerland Attn: Legal Department
and:	Hoffmann-La Roche Inc. 150 Clove Road Suite 8 Little Falls, New Jersey 07424 U.S.A. Attn. Corporate Secretary

13.11	Governing Law; Arbitration

This Agreement shall be governed by and construed in accordance with the laws of New York, New York, without reference to its conflict of laws principles.

All disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (“ICC”) by three arbitrators appointed in accordance with the said rules. The Emergency Arbitrator Provisions shall not apply.

Each Party shall nominate one arbitrator each of whom has at least [***] years of relevant experience in the pharmaceutical or biotechnology industry , each of whom will be impartial and independent as required by the applicable Rules of Arbitration of the ICC. Should the claimant fail to appoint an arbitrator in the request for arbitration within [***] days of being requested to do so, or if the respondent should fail to appoint an arbitrator in its answer to the request for arbitration within [***] days of being requested to do so, the other Party shall request the ICC Court to make such appointment.

The arbitrators nominated by the Parties shall, within [***] days from the appointment of the arbitrator nominated in the answer to the request for arbitration, and after consultation with the Parties, agree and appoint a third arbitrator, who will act as a chairman of the Arbitral Tribunal. Should such procedure not result in an appointment within the [***] day time limit, either Party shall be free to request the ICC Court to appoint the third arbitrator.

If any Party-appointed arbitrator or the third arbitrator resigns or ceases to be able to act, a replacement shall be appointed in accordance with the arrangements provided for in this clause.

Paris, France shall be the seat of the arbitration. The language of the arbitration shall be English. Documents submitted in the arbitration (the originals of which are not in English) shall be submitted together with an English translation.

13.12	Counterparts

This Agreement may be executed in two or more counterparts, including by facsimile, electronic Signature, or PDF signature pages, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

13.13	Further Assurances

The Parties agree to reasonably cooperate with each other in connection with any actions required to be taken as part of their respective obligations under this Agreement, and will (a) furnish to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things (including working collaboratively to correct any clerical, typographical, or other similar errors in this Agreement), all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the Effective Date.

F. Hoffmann-La Roche Ltd

By:	/s/ VIKAS KABRA	By:	/s/ HANNAH BOEHM
Name:	Vikas Kabra	Name:	Hannah Boehm
Title:	Global Head Transaction Excellence	Title:	Legal Counsel

16 June 2021

Date

Hoffmann-La Roche Inc.

By:	/s/ JOHN PARISE
Name:	John Parise
Title:	Authorized Signatory

16 June 2021

Date

Synlogic Operating Company, Inc.

By:	/s/ AOIFE BRENNAN
Name:	Aoife Brennan
Title:	CEO

16 June 2021

Date

Confidential

Execution Version

Appendix 1

Study Plan

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Confidential

Execution Version

Appendix 2 to the Pilot Collaboration and Option Agreement (“PCO Agreement”)

Synlogic, Inc. (“Synlogic”)

–

Hoffmann-La Roche Inc. and F. Hoffmann-La Roche Ltd (collectively “Roche”)

Term Sheet for a Collaboration and License Agreement (“CLA”)

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